Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

for

Jeff Winzeler

This Executive Employment Agreement (“Agreement”), made between Everspin Technologies, Inc. (the “Company”) and Jeff Winzeler (''Executive") (collectively, the “Parties”), is effective as of April 25, 2016.

WHEREAS, Executive has been performing services for the Company pursuant to the terms of an offer letter from the Company dated March 20, 2015 (the “Offer Letter”); and

WHEREAS, the Company desires for Executive to continue providing services to the Company, and Executive is willing to continue such employment by the Company, on the amended and restated terms and conditions set forth in this Agreement, which terms shall replace and supersede the terms of the Offer Letter in their entirety;

Now, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.          Employment by the Company.

1.1        Position. Executive shall continue to serve as the Company's Chief Financial Officer. During Executive's employment with the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the business of the Company. except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies.

1.2        Duties and Location. Executive shall continue to perform such duties as are required by the Company's President and Chief Executive Officer, to whom Executive will report. Executive's primary work location shall continue to be the Company's headquarters in Chandler, Arizona. The Company reserves the right to reasonably require Executive to perform Executive's duties at places other than Executive's primary office location from time to time, and to require reasonable business travel. The Company may modify Executive's job title and duties as it deems necessary and appropriate in light of the Company's needs and interests from time to time.

1.3        Policies and Procedures. The employment relationship between the Parties shall continue to be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or in conflict with the Company's general employment policies or practices,  this Agreement shall control.

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2.          Compensation.

2.1        Salary. For services to be rendered hereunder, Executive shall continue to receive a base salary at the rate of two hundred thousand dollars ($200,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule. Effective upon the Company's initial public offering of its common stock, Executive's Base Salary shall be increased to two hundred thirty thousand dollars ($230,000) per year. Thereafter, Executive's Base Salary shall be reviewed by the Board of Directors (the “Board”) for possible adjustment annually.

2.2        Bonus. Executive will be eligible for an annual discretionary bonus of up to 35% of Executive's Base Salary. Executive's annual target bonus percentage, whether Executive receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined by the Board in its sole discretion based upon the Company's and Executive's achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Executive. Bonuses are generally paid by March 15 following the applicable bonus year, and Executive must be an active employee on the date any Annual Bonus is paid in order to earn any such Annual Bonus. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive's employment terminates for any reason before the date Annual Bonuses are paid.

2.3        Standard Company Benefits. Executive shall continue to be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

2.4        Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy and requirements of the Internal Revenue Service as in effect from time to time.

2.5        Equity. Executive has been granted options to purchase shares of the Company's Common Stock (the “Options”), the terms of which shall continue to be governed in all respects by the governing plan documents, grant notices and stock option agreements. Executive shall be eligible to receive further stock grants and/or stock option awards in the sole discretion of the Board.

3.          Termination of Employment; Severance.

3.1        At-Will Employment. Executive's employment relationship is at- will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

3.2        Termination Without Cause; Resignation for Good Reason.

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(i)          The Company may terminate Executive's employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).

(ii)        In the event Executive's employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided Executive remains in compliance with all contractual obligations to the Company, then the Company shall provide Executive with the following severance benefits, subject to the terms and conditions set forth in Section 4:

(a)         The Company shall pay Executive severance in the form of continuation of Executive's Base Salary for six (6) months after the date of Executive's Separation from Service. These salary continuation payments will be paid on the Company's regular payroll schedule, subject to standard deductions and withholdings, over the six (6) month period following Executive's Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive's Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the salary continuation payments that Executive would ha e received on or prior to such date under the original schedule with the balance of the cash severance being paid as originally scheduled.

(b)        Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive's COBRA premiums to continue Executive's coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Executive's Separation from Service and ending on the earliest to occur of: (i) six (6) months following Executive's Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month remaining in the COBRA Premium Period, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax  withholdings, which Executive may, but is not obligated to, use toward the cost of COBRA premiums.

(c)         The vesting of Executive's Options shall be accelerated such that the shares subject to the Options that would have vested in the six (6) month period following Executive's Separation from Service shall be deemed immediately vested and exercisable as of Executive's last day of employment; provided, however, that if Executive's termination without Cause or resignation for Good Reason occurs within

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twelve (12) months following the effective date of a Change in Control (as defined below), then the Company will accelerate the vesting of the Options such that I 0 0%  of the shares subject to the Options will vest and be immediately exercisable.

3.3         Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)         The Company may terminate Executive's employment with the Company at any time for Cause. Further, Executive may resign at any time without Good Reason. Executive's employment with the Company may also be terminated due to Executive's death or disability.

(ii)        If Executive resigns without Good Reason, or the Company terminates Executive's employment for Cause, or upon Executive's death  or disability, then (i) Executive will no longer vest in the Options, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits, including (without limitation) the Severance, COBRA Premiums, Special Cash Payments or Accelerated Vesting. In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

4.          Conditions to Receipt of Severance Benefits. Executive’s receipt of the severance benefits described in Section 3.2 is contingent upon Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”). No severance benefits will be paid or provided until the Separation Agreement becomes effective. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5.          Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-l(b)(4), 1.409A-l(b)(5) and 1.409A-l(b)(9). and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including. without limitation, for purposes of Treasury Regulation Section l.409A-2(b)(2)(iii)), Executive 's right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement. if Executive is deemed by the Company at the time of Executive's Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(8)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the

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Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any  amounts so deferred.

6.           Definitions.

6.1        Cause. For purposes of this Agreement, “Cause” for termination of Executive's employment will mean: (a) commission of any felony or crime involving fraud,  dishonesty or moral turpitude under the laws of the United States or any state thereof; (b) attempted commission of,  or participation in, a fraud or act of dishonesty against the Company; (c) intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (d) unauthorized use or disclosure of the Company's confidential information or trade secrets; or (e) gross misconduct.

6.2        Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company or a successor corporation or entity without Executive's prior written consent: (a) a material reduction in Executive's base salary, which the Parties agree is a reduction of at least 10%  of Executive's Base Salary (unless pursuant to a salary reduction program applicable generally to the Company's similarly situated employees); (b) a material reduction in Executive's duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive's new duties are materially reduced from the prior duties; or (c) relocation of Executive' s principal place of employment to a place that increases Executive's one-way commute by more than thirty-five (35) miles as compared to Executive' s principal place of employment immediately prior to such relocation. In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive's resignation, allow the Company at least 30 days from receipt of such written notice to cure such event,  and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the cure period.

6.3        Change of Control. For purposes of this Agreement, “Change of Control” shall be as defined in the Everspin 2008 Equity Incentive Plan.

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7.          Proprietary Information Obligations. Executive shall remain bound by the terms of the Employee Proprietary information and Inventions Assignment Agreement that Executive previously executed.

8.          Outside Activities During Employment.

8.1        Non-Company Business. Except with the prior written consent of the Board, Executive will not during Executive's employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

8.2        No Adverse Interests. Executive agrees not to acquire, assume or part1c1pate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

9.          Dispute Resolution. To ensure timely and economical resolution of any disputes that may arise in connection with Executive's employment  with the Company, as a condition of Executive's employment, Executive and the Company hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this letter, or its interpretation, enforcement, breach, performance or execution, Executive's employment with the Company, or the termination of such employment, shall be resolved. to the fullest extent permitted by law, by final. binding and confidential arbitration conducted before a single arbitrator by the American Arbitration Association (“AAA”) under the then-applicable AAA employment arbitration rules (which can be found at http://www.adr.org/). The arbitration shall take place in Phoenix. Arizona; provided, however, that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location. Executive and the Company each acknowledge that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at Executive's expense at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator, and not a court. shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall pay all costs and fees in excess of the amount of court fees that Executive would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

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10.        General Provisions.

10.1      Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced  in  such jurisdiction to the extent possible in keeping with the intent of the parties.

10.3      Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective,  and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4      Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final.  and exclusive embodiment of the Parties’ agreement with   regard   to this subject matter. This Agreement is entered into without reliance on any  promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations,  including (without limitation) the Offer Letter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

10.5      Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.6      Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7      Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors,  assigns. heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8      Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate

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government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9      Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Arizona.

IN WITNESS WHERE OF,  the Parties have executed this Agreement on the day and year first written above.

EVERSPIN TECHNOLOGIES, INC.

By	/s/ Phillip LoPresti
President and Chief Executive Officer

EXECUTIVE

/s/ Jeff Winzeler
Jeff Winzeler

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